Exhibit 99.1
Ascent Industries Co. Announces Sale of Bristol Metals, LLC for $45 Million

Schaumburg, Illinois, March 12, 2025 - Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of specialty chemicals and industrial tubular products, has announced it has reached a definitive agreement to sell substantially all of the assets of Bristol Metals, LLC (“BRISMET”) to Ta Chen International, Inc. (Ta Chen), a manufacturer and distributor of stainless and aluminum coils, sheets, plates, long products, tubes and PVFs, for approximately $45 million in an all-cash transaction. The transaction is planned to close on March 31, 2025.

BRISMET has been an industry leader in stainless, duplex, super duplex, 6 moly and nickel alloy welded steel pipe manufacture since 1964. Proceeds from the transaction will be used to accelerate organic and inorganic growth of the company’s specialty chemical business as well as general corporate purposes.

“We are proud of achieving this value-creating outcome for Ascent shareholders. While transformational changes have been implemented at BRISMET over the past year, the inherent cyclicality in its end-markets makes it a much better fit for a more sector focused franchise,” said Bryan Kitchen, president and CEO of Ascent. “This transaction provides Ascent with additional capital to pursue growth opportunities within the Specialty Chemicals segment. We are proud of BRISMET’s performance under our stewardship and believe BRISMET is positioned for a strong future with Ta Chen.”

Ascent’s remaining assets within the tubular segment consist of American Stainless Tubing (ASTI), a producer of premium ornamental stainless steel tubing. More information about the Bristol Metals transaction can be found within the presentation section of the Company’s investor relations site.

Angle Advisors acted as financial advisor and Amundsen Davis, LLC acted as legal advisor to Ascent.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of specialty chemicals and industrial tubular products. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Exhibit 99.1
Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

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